EXHIBIT 99(i)

Forward-Looking Statements

     Statements contained in this report may be considered to be forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements to comply with the terms of the safe harbor under the Act. The Company notes that a variety of important factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The important factors that may affect the operations, performance, development and results of the Company’s business include the following factors:

•	global and local business and economic conditions;

•	fluctuations in currency exchange and interest rates,

•	ingredient, labor, and other operating costs;

•	insufficient or under-utilization of manufacturing capacity;

•	destruction of all or part of manufacturing facilities;

•	labor strikes or unrest;

•	political or economic instability in local markets;

•	war or acts of terrorism;

•	competition and other industry trends;

•	retention of preferred retail space;

•	effectiveness of marketing campaigns or new product introductions;

•	consumer preferences, spending patterns, and demographic trends;

•	legislation and governmental regulation;

•	accounting policies and practices; and

•	successful acquisition and integration of certain confectionery assets of Kraft Foods Global, Inc.

     We caution the reader that the above list of factors may not be exhaustive. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.